UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 4, 2004

Cole National Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-66342	34-1744334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1925 Enterprise Parkway, Twinsburg, Ohio 44087

(Address of principal executive offices)

(330) 486-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.              Change in Control of the Registrant

On October 4, 2004, pursuant to an Agreement and Plan of Merger, dated as of January 23, 2004, by and among Luxottica Group S.p.A., an Italian corporation (“Luxottica”), Colorado Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Luxottica (“Colorado”), and Cole National Corporation (“CNC”), the direct parent corporation of Cole National Group, Inc. (the “Company”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 2, 2004 and as subsequently amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of July 14, 2004 (together, the “Merger Agreement”), Colorado merged with and into CNC (the “Merger”), with CNC surviving the Merger.  Following the Merger, each of CNC and the Company became an indirect wholly owned subsidiary of Luxottica.

A copy of the joint press release issued by Luxottica and CNC is attached as Exhibit 99.1 hereto and is hereby incorporated herein by reference.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Merger, and effective as of the time the Merger was consummated, the Company’s directors, Messrs. Larry Pollock, Walter Salmon, Jeffrey Cole, Ronald Eilers, Timothy Finley, Irwin Gold, Peter Handal and Charles Ratner, resigned.  In connection with the Merger, and effective as of the time the Merger was consummated, Larry Pollock, the Company’s President and Chief Executive Officer, and Larry Hyatt, the Company’s Executive Vice President and Chief Financial Officer, resigned from their positions.

Immediately following the consummation of the Merger, Andrea Guerra was elected to the Board of Directors of the Company.  Mr. Guerra, 39, was appointed a Director and Chief Executive Officer of Luxottica on July 27, 2004.  Prior to joining Luxottica, Mr. Guerra was with Merloni Elettrodomestici, holding several positions of increasing responsibility from 1994 to 2000, when he became Chief Executive Officer, having held such position until joining Luxottica. From 1989 to 1994, Mr. Guerra was Director of Marketing for Marriott Italia. Mr. Guerra received a degree in economics and commerce from the La Sapienza University of Rome in 1989.

Immediately following the consummation of the Merger, Enrico Cavatorta was elected to the Board of Directors of the Company.  Mr. Cavatorta, 42, has been Chief Financial Officer of Luxottica since 1999 and was elected as a Director of Luxottica on June 25, 2003. He also serves as Chairman or Director of many of Luxottica’s subsidiaries. Prior to joining Luxottica, Mr. Cavatorta was with Piaggio S.p.A., most recently as Group Controller, Director, responsible for planning and control. From 1993 to 1996, Mr. Cavatorta was a consultant with McKinsey & Co., having joined the firm from Procter & Gamble Italy, where he worked from 1985 to 1993, most recently as Controller. Mr. Cavatorta, who is a C.P.A. in Italy, graduated with the highest honors from the LUISS University in Rome with a bachelor’s degree in Business Administration.

Immediately following the consummation of the Merger, Kerry Bradley was appointed Chief Operating Officer of the Company.  Mr. Bradley, 47, has been Chief Operating Officer of

Luxottica’s North American Retail Division since 2002, prior to which he served as Executive Vice President of LensCrafters, Inc. a Luxottica subsidiary, since June of 1998.  Mr. Bradley is responsible for all LensCrafters, Sunglass Hut and EyeMed sales, marketing and operations. Mr. Bradley has held various other senior executive roles since joining LensCrafters in 1988.  Mr. Bradley has a Masters degree in Business from the University of Edinburgh, Scotland and a B.S. degree in Business from Auburn University in Alabama.

Immediately following the consummation of the Merger, Jack Dennis was appointed Vice President and Chief Financial Officer of the Company.  Mr. Dennis, 58, has been Chief Financial Officer and Chief Administrative Officer of Luxottica’s North American Retail Division since 2001, prior to which he served as Chief Financial Officer of LensCrafters, Inc. since 1992 and Chief Administrative Officer since 1999.  Prior to 1992,  he was Controller of LensCrafters, Inc., Vice President of Finance in several divisions of U.S. Shoe, and a Senior Audit Manager with Arthur Andersen & Co.  Mr. Dennis graduated with a degree in Accounting from the University of Kentucky.

Immediately following the consummation of the Merger, Valerio Giacobbi was elected to the Board of Directors of the Company and appointed President and Chief Executive Officer of the Company.  Mr. Giacobbi, 39, has been Executive Vice President, North America of Luxottica since 2001.  Prior to 2001, he was General Affairs Manager of Luxottica since 1991. Mr. Giacobbi graduated with a degree in Business Administration from the Venice Ca’ Foscari University.

Immediately following the consummation of the Merger, Vito Giannola was elected to the Board of Directors of the Company.  Mr. Giannola, 40, has been Vice President and Treasurer of Luxottica’s U.S. operations since 2002 prior to which he served as Corporate Controller of Luxottica’s U.S. operations since 1986.  Mr. Giannola graduated with a degree in business from Pace University.

Immediately following the consummation of the Merger, Michael A. Boxer was elected to the Board of Directors of the Company.  Mr. Boxer, 42, has been General Counsel and Secretary of Luxottica’s U.S. operations since 1993.  Mr. Boxer graduated with a law degree from New York University School of Law and with a B.A. in political science from Columbia University.

There have been no transactions, or any currently proposed transactions, as to which the Company was or is to be a party, in which the amount exceeds $60,000 and in which any of Messrs. Guerra, Cavatorta, Giacobbi, Bradley, Dennis, Giannola and Boxer has or will have, a direct or indirect material interest as described in Item 404(a) of Regulation S-K.

Item 9.01.              Exhibits

(c)           Exhibits.

99.1         Press release dated October 5, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

COLE NATIONAL GROUP, INC.

		By:	/s/ Michael A. Boxer
			Name:	Michael A. Boxer
			Title:	Vice President and Secretary

Date:	October 8, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 5, 2004.